Exhibit 99.1

Aetna Adopts Reimbursement for PhotoMedex XTRAC(R)

    MONTGOMERYVILLE, Pa., and CARLSBAD, Calif., May 25 /PRNewswire-FirstCall/ -- PhotoMedex (Nasdaq: PHMD) today announced that Aetna, one of the nation's leading providers of healthcare benefits, has adopted a medical policy approving payment for medically necessary treatment of mild to moderate psoriasis using the PhotoMedex XTRAC(R) laser system. Aetna provides benefits through employers in all 50 states, with products and services specifically targeted to small, mid-sized and large multi-state national employers, serving more Fortune 1,000 companies than any of its competitors. The company also serves individuals and Medicare beneficiaries in certain markets.

    Jeff O'Donnell, PhotoMedex' CEO said, "We are pleased to announce that Aetna has joined the ranks of those prestigious healthcare insurers that have recognized the XTRAC as an appropriate reimbursable therapy by including it in its subscriber offerings. Aetna subscribers will now have the opportunity to avail themselves of this clinically superior treatment for mild to moderate psoriasis. Aetna is one of the Nation's leaders in the healthcare insurance industry and we believe this favorable decision will continue to support and encourage industry peers to follow suit."

    Aetna's nationwide network includes more than 600,000 healthcare service providers, including over 370,000 primary care and specialist physicians and 3,783 hospitals. The medical policy covering the XTRAC(R) can be found at http://www.aetna.com/cpb/data/CPBA0577.html.


    About PhotoMedex:

    PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The company is a leader in the development, manufacturing and marketing of medical laser products and services.


    Some portions of this release, particularly those describing PhotoMedex' strategies contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.


    For further information, please contact: investors, Matt Clawson of Allen & Caron, +1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc.; or Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com



SOURCE  PhotoMedex
    -0-                             05/25/2004
    /CONTACT: investors, Matt Clawson of Allen & Caron, +1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc.; or Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com/
    /Web site:  http://www.aetna.com/cpb/data/CPBA0577.html /
    (PHMD)

CO:  Aetna; PhotoMedex
ST:  California, Pennsylvania
IN:  BIO MTC HEA SPM
SU: